Submission of Matters to a Vote of Shreaholders

The Joint Annual Meeting of Shareholders of the Common
Shares of Macquarie/First Trust Global
Infrastructure/Utilities Dividend & Income Fund, Energy
Income and Growth Fund, First Trust Enhanced Equity Income
Fund, First Trust/Aberdeen Global Opportunity Income Fund,
First Trust/FIDAC Mortgage Income Fund, First Trust
Strategic High Income Fund, First Trust Strategic High
Income Fund II, First Trust/Aberdeen Emerging Opportunity
Fund, First Trust Strategic High Income Fund III, First
Trust Specialty Finance and Financial Opportunities Fund and First Trust Active Dividend Income Fund was held on
April 14, 2010. At the Annual Meeting, Trustees James A.
Bowen and Niel B. Nielson were elected by the Common
Shareholders of the First Trust/FIDAC Mortgage Income Fund as Class III Trustees for a three-year term expiring at the Fund's annual meeting of shareholders in 2013. The number of votes cast in favor of Mr. Bowen was 3,634,991, the number of votes against was 46,279 and the number of abstentions was 367,723. The number of votes cast in favor of Mr. Nielson was 3,634,552, the number of votes against was 46,718 and the number of abstentions was 367,723.
Richard E. Erickson, Thomas R. Kadlec and Robert F. Keith are the other current and continuing Trustees.